Exhibit 99.1

Priceline.com Names Jan L. Docter to Board of Directors

NORWALK, Conn., November 6, 2007 . . . Priceline.com® Incorporated (Nasdaq: PCLN) announced that on November 1, 2007, Jan L. Docter was elected to the priceline.com Board of Directors.

Mr. Docter currently serves as a consultant to several companies, including Booking.com B.V. Mr. Docter served as the interim Chief Financial Officer of Corio NV, a Dutch real estate investment company, from mid-2005 to mid-2006. Prior to that, he was Chief Financial Officer of Getronics NV, a Dutch information and communications technology services company, from 1988 to 2003. From 1985 to 1988, he was Chief Financial Officer of Centrafarm Group NV, a European producer and distributor of generic pharmaceuticals and other drugs. From 1979 to 1984, he served in a variety of financial positions for the recording/entertainment company Polygram NV. Mr. Docter also was an Industry Special Grants Officer for the Dutch Ministry of Economic Affairs.

“We believe that Jan Docter’s experience doing business in Europe will be very valuable to priceline.com’s Board of Directors as priceline.com continues to expand its hotel services internationally” said priceline.com Chairman Ralph M. Bahna. “As an advisor to Booking.com, he also possesses a thorough understanding of the intricacies of our particular businesses and the strategies they seek to execute. We look forward to Jan’s participation on our Board and to working with him.”

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) operates priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Booking.com, a leading international online hotel reservation service.  In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.

Booking.com operates one of Europe’s fastest growing hotel reservation services through a network of affiliated Web sites.  Booking.com operates in over 60 countries in 16 languages and offers its customers access to approximately 38,000 participating hotels worldwide.

Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)